Exhibit 1.1

UNDERWRITING AGREEMENT

March 2, 2005

U.S. Bancorp

USB Capital VI

800 Nicollet Mall

Minneapolis, MN 55402

Ladies and Gentlemen:

We (the “Representatives”) understand that USB Capital VI, a statutory trust formed under the laws of the State of Delaware (the “Trust”), and U.S. Bancorp, a Delaware corporation, as sponsor of the Trust and as guarantor (the “Guarantor”), propose that the Trust issue and the Guarantor sell to the several underwriters named in Schedule I (the “Underwriters”) 10,000,000 5.750% Trust Preferred Securities (liquidation amount $25 per Preferred Security) with an aggregate liquidation amount of $250,000,000 (the “Firm Securities”) representing preferred beneficial interests in the Trust. In addition, the Guarantor and the Trust propose to grant to the Underwriters an option to purchase up to an additional 1,500,000 Trust Preferred Securities (the “Optional Securities,” and together with the Firm Securities, the “Offered Securities”). The Offered Securities are fully and unconditionally guaranteed by U.S. Bancorp. The Trust will issue the Offered Securities and common securities (liquidation amount $25 per common security) (the “Common Securities”) in exchange for 5.750% Junior Subordinated Debentures of the Guarantor (the “Junior Subordinated Debentures”), due 2035, to be issued pursuant to a Junior Subordinated Indenture (the “Indenture”) dated as of November 15, 1996 between the Guarantor and Wilmington Trust Company, as trustee (the “Debenture Trustee”).

The Guarantor will, through the Indenture, the Junior Subordinated Debentures, the Amended and Restated Trust Agreement dated as of March 9, 2005 (the “Trust Agreement”) among the Guarantor, as Sponsor to the Trust, Delaware Trust Company, National Association, as Delaware Trustee and Property Trustee, and the Administrative Trustees named therein (collectively, the “Trustees”), the Guarantee Agreement dated as of March 9, 2005 (the “Guarantee”) between the Guarantor and Delaware Trust Company, National Association, as trustee (the “Guarantee Trustee”), taken together, fully, irrevocably and unconditionally guarantee on a subordinated basis all of the Trust’s obligations under the Offered Securities.

Subject to the terms and conditions set forth herein and incorporated by reference herein, the Guarantor and the Trust hereby agree that the Guarantor shall sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase the numbers of the Firm Securities set forth opposite the name of such Underwriter at a purchase price of $24.2125 per Firm Security for 8,840,000 of Firm Securities and at a purchase price of $24.5000 per Firm Security for 1,160,000 of Firm Securities, plus in each case, accrued distributions, if any (collectively the “Purchase Price”). The respective number of Firm Securities to be purchased by each of the Underwriters at the foregoing prices shall be that proportion of Firm Securities which the number of Firm Securities to be purchased by such Underwriter as set forth on Schedule I bears to the aggregate number of Firm Securities (rounded as the Representatives may determine to the nearest 10 Offered Securities). In addition, subject to the terms and conditions set forth herein and incorporated by reference herein, the Guarantor and the Trust hereby grant an option to purchase the Optional Securities at a purchase price of $24.2125 per Optional Security, plus accrued distributions, if any. The option granted hereunder is for use by the Underwriters solely for the purpose of covering over-allotments in the sale of the Firm Securities. The option granted hereunder may be exercised at any time upon notice by the Representatives to the Guarantor and the Trust, which notice may be given at any time within 30 days from the date of this document.

The Offered Securities shall have the terms set forth in the Prospectus Supplement dated March 2, 2005.

Except as otherwise provided herein, all the provisions contained in the document entitled “U.S. Bancorp Underwriting Agreement Standard Provisions (Capital Securities) (March 2, 2005)” (the “Standard Underwriting Agreement”) are herein incorporated by reference in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Standard Underwriting Agreement.

Certificates for the Firm Securities purchased by each Underwriter shall be delivered by or on behalf of the Guarantor to the Representatives for the account of such Underwriter, against payment by such Underwriter or on its behalf of the Purchase Price therefor in federal (same day) funds, on the “Closing Date,” which shall be 10:00 AM (New York City time) on March 9, 2005 at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, or at such other place and time as the Representatives, the Guarantor and the Trust may agree upon in writing. Delivery to the Underwriters of and payment to the Guarantor for any Optional Securities to be purchased by the Underwriters shall be made at the aforementioned offices of Faegre & Benson LLP, or at such other place and time as the Representatives, the Guarantor and the Trust may agree upon in writing, at such time on such date, which may be the same as the Closing Date, but shall in no event be earlier than the Closing Date nor earlier than two nor later than three business days after the giving of the notice to exercise the option of the Underwriters.

This document may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

WACHOVIA CAPITAL MARKETS, LLC,

as representatives of the several underwriters

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

Accepted by:

U.S. BANCORP, as Guarantor

By:
Name:	Kenneth D. Nelson
Title:	Senior Vice President

USB CAPITAL VI

By:	U.S. Bancorp, as Sponsor

By:
Name:	Kenneth D. Nelson
Title:	Senior Vice President

SCHEDULE I

Underwriters’ Commitment
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,410,000
Wachovia Capital Markets, LLC	1,410,000
Citigroup Global Markets Inc.	1,295,000
A.G. Edwards & Sons, Inc.	1,295,000
Morgan Stanley & Co., Incorporated	1,295,000
RBC Dain Rauscher Inc.	1,295,000
UBS Securities LLC	1,295,000
Banc of America Securities LLC	30,000
Bear, Stearns & Co. Inc.	30,000
Credit Suisse First Boston LLC	30,000
Deutsche Bank Securities Inc.	30,000
HSBC Securities (USA) Inc.	30,000
Legg Mason Wood Walker, Incorporated	30,000
Lehman Brothers Inc.	30,000
Piper Jaffray & Co.	30,000
Charles Schwab & Co., Inc.	30,000
Southwest Securities, Inc.	30,000
Stifel, Nicolaus & Company, Incorporated	30,000
Wedbush Morgan Securities Inc.	30,000
Advest, Inc.	15,000
Robert W. Baird & Co. Incorporated	15,000
William Blair & Company L.L.C.	15,000
Conners & Co., Inc.	15,000
Crowell, Weedon & Co.	15,000
D.A. Davidson & Co.	15,000
Davenport & Company LLC	15,000
H&R Block Financial Advisors, Inc.	15,000
Hazlett, Burt & Watson, Inc.	15,000
J.J.B. Hilliard, W.L. Lyons, Inc.	15,000
Janney Montgomery Scott LLC	15,000
Keefe, Bruyette & Woods, Inc.	15,000
KeyBanc Capital Markets, A Division of McDonald Investments Inc.	15,000
Mesirow Financial, Inc.	15,000
Miller Johnson Steichen Kinnard, Inc.	15,000
Morgan Keegan & Company, Inc.	15,000
Oppenheimer & Co. Inc.	15,000
Parker/Hunter Incorporated	15,000
Pershing LLC	15,000
Raymond James & Associates, Inc.	15,000
SunTrust Capital Markets, Inc.	15,000
TD Waterhouse Investor Services, Inc.	15,000
B.C. Ziegler and Company	15,000
Total	10,000,000

Sch. I-1